                                                                  Exhibit 2

REVISED DRAFT - 2/9/96


Media Contact:     Barbara Abbett, (314) 854-5230
Investor Contact:  Cole Lannum, (314) 854-5370

MALLINCKRODT GROUP EXTENDS
SHAREHOLDER PROTECTION RIGHTS PLAN

ST. LOUIS, MO, February 23, 1996 -- The Board of Directors of Mallinckrodt

Group Inc. (NYSE:MKG) this week extended to February 28, 2006 its Shareholder

Rights Plan, which has been in effect since March 19, 1986. In a related action, the directors also approved an increase in the purchase price for the rights from $83.33 to $160.00.

     In a statement issued after the Board's February meeting, company manage-

ment said that the rights plan was extended "to protect shareholders against attempts to acquire control of the Company by means of 'creeping' acquisitions in the open market, hostile tender offers made at less than a full and fair price and other takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares in the context of a change in control. Experience has shown that boards with rights plans in place have been able to get higher value for their shareholders in such situations." A letter being sent to shareholders to explain the rights plan noted that no specific effort has been made by another party to acquire control of the company.

                                (more)

Add One -- Mallinckrodt Rights Plan


     C. Ray Holman, chairman and chief executive officer of Mallinckrodt,

said, "A rights plan is not intended to and would not prevent a takeover of the company at a full and fair price. However, the rights may cause sub-

stantial dilution to a person or group that acquires 20 percent or more of the company's common stock without the Board's approval. At the same time, rights will not interfere with a transaction that is in the best interests of the company and its shareholders because the rights can be redeemed by the Board prior to a triggering event."

     Mallinckrodt Group is a St. Louis-based company with fiscal 1995 net sales of more than $2.2 billion. Through its technology-based businesses, it provides more than 2,000 human and animal health and specialty chemical products in more than 100 countries. Mallinckrodt has approximately 10,300 employees worldwide.

                                      ###